Exhibit 99.1

Contact:

Allison+Partners

Todd Aydelotte

Media Relations

Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES AGREEMENT WITH POETIC

(PEDIATRIC ONCOLOGY EXPERIMENTAL THERAPEUTICS INVESTIGATORS

CONSORTIUM) TO STUDY POTENTIAL OF PV-10 FOR PEDIATRIC CANCER

Agreement will expedite comprehensive assessment for pediatric cancer indications

KNOXVILLE, TN, December 8, 2016 — Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), and POETIC, The Pediatric Oncology Experimental Therapeutics Investigators Consortium, a group of 10 top-tier academic medical centers developing new pediatric cancer therapies, are pleased to announce a joint research agreement focused on pediatric applications of PV-10, an investigational ablative immunotherapy, as a potential treatment for childhood cancers.

Peter Culpepper, Interim CEO of Provectus, and Tanya Trippett, M.D., Co-Founder and Executive Director of POETIC, announced the signing of the agreement to establish a framework for collaborative pre-clinical research projects the Company may conduct with members of POETIC within the field of pediatric oncology.

The program will involve collaboration with a number of NCI Cancer Centers that are part of the POETIC group including Memorial Sloan Kettering Cancer Center (MSK), Alberta Children’s Hospital, and other top-tier cancer centers of excellence.

“We are pleased to collaborate with Provectus on this shared vision to advance promising new approaches for cancer that ultimately could lead to new treatments for pediatric patients, leveraging PV-10’s novel characteristics and mechanism of action,” said Dr. Trippett.

PV-10 is an injectable formulation of Rose Bengal that is under investigation as an ablative immunotherapy for solid tumor cancers. Provectus has received orphan drug designations of PV-10 from the FDA for melanoma and hepatocellular carcinoma indications. The company is conducting a Phase 3 clinical trial of PV-10 for locally advanced cutaneous melanoma.

“Like many companies in our industry, our development efforts have historically focused on adult cancers,” observed Dr. Eric Wachter, Ph.D., Chief Technology Officer of Provectus. “While we remain firmly committed to that core program, this collaboration allows us to team up with top researchers in pediatric oncology to comprehensively assess whether PV-10 has additional potential for pediatric cancers. If this proves successful, we look forward to working with POETIC to move promising indications from the lab to the clinic as quickly as possible, building upon our experience with adult cancers to make this happen.”

For more information on this partnership, visit http://poeticphase1.org.

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About POETIC

The Pediatric Oncology Experimental Therapeutics Investigators’ Consortium (POETIC) was founded in February 2003 by Dr. Lia Gore at the University of Colorado Cancer Center and Dr. Tanya Trippett at Memorial Sloan Kettering Cancer Center. POETIC is composed of ten large academic medical centers in North America with a major emphasis on comprehensive cancer care and research that provide the collaborative and research strength needed to complete intensive phase I and II studies. Each of the institutions is uniquely suited to complete early studies in the pediatric and adolescent populations. POETIC’s assets include membership in NCI-designated Comprehensive Cancer Centers, on-site NIH- funded pediatric and/or general clinical translational research centers (CTRCs/CTSAs), and active collaborations with developmental therapeutics programs for adults at a majority of its member institutions. The availability of strong basic science and translational research programs at the institutions allows focus on the development and evaluation of new therapeutic strategies for patients with cancer and related disorders. POETIC’s pediatric oncology studies focus on the biologic basis for anti-cancer therapy, and in particular, attempt to explore and evaluate new agents and novel combinations of therapies early in clinical development.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals is investigating new therapies for the treatment of skin cancer, liver cancer and breast cancer. Provectus’ investigational oncology drug, PV-10, is an ablative immunotherapy under investigation in solid tumor cancers. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented by those described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies;

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization;

•	our ability to raise capital through our proposed rights offering; and

•	whether our securities remain listed on the NYSE MKT.

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